SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 15, 2018

Pope Resources, A Delaware Limited Partnership
(Exact name of registrant as specified in its charter)

Delaware	91-1313292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19950 Seventh Avenue NE, Suite 200, Poulsbo, Washington 98370
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code (360) 697-6626

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01                     ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On October 15, 2018, the Partnership amended its credit facilities (Credit Agreement) with Northwest Farm Credit Services (NWFCS) to increase its borrowing capacity. The amended credit facilities consist of the following components:

•	$30.0 million revolving line of credit bearing interest, paid quarterly, at LIBOR plus a margin of 1.60% and maturing in October 2023. At closing, $15.7 million was outstanding under this facility.

•
$40.0 million delayed-draw facility with an ultimate maturity of October 2028. At closing, no amounts were outstanding under this facility. The Partnership may borrow at any time under this facility through October 2023, subject to certain conditions established in the Credit Agreement. Borrowings may bear interest, paid quarterly, at variable or fixed rates at the election of the Partnership. Variable-rate segments bear interest at LIBOR plus a margin of 1.60%. Fixed-rate segments bear interest at the lenders pricing index at the time of borrowing plus a margin of 1.60%, for maturities up to five years, and 1.65% for maturities greater than five years. Variable-rate segments may be converted to fixed-rate segments at the election of the Partnership. Fixed-rate loan segments must be for a minimum of $5.0 million, and no more than five such fixed-rate loan segments may be outstanding at any time. Fixed-rate loan segment maturities may be from one through ten years at the election of the Partnership, not to exceed the ultimate maturity of October 2028. Once a variable-rate segment is repaid, or a fixed-rate segment matures, that amount of borrowing capacity expires.

•	$71.8 million fully funded, long-term facility that consists of:

◦	$41.8 million of existing fixed-rate loan segments, with maturities in 2019, 2025, 2026, and 2028 and bearing interest, paid quarterly, at rates ranging from 3.89% through 6.40%.

◦
$30.0 million of variable rate debt, with maturities in 2024, 2034, 2035, and 2036, and bearing interest, paid quarterly, at LIBOR plus a margin of 1.60% that refinanced the same amount of variable-rate debt previously held with NWFCS. Variable-rate loan segments may be converted to fixed-rate loan segments with maturities from 1-10, 12, 15, or 18 years, not to exceed the ultimate maturity dates. Any such fixed-rate loan segment will bear interest, paid quarterly, at the lender’s pricing index plus margins of 1.60%, for maturities up to five years, and 1.65% for maturities greater than five years.

•	Accordion feature that the Partnership may exercise in the future to secure additional borrowing capacity of up to $50.0 million under either the $40.0 million or $71.8 million facility.

•	$2.4 million outstanding on a fixed-rate, amortizing loan drawn in 2012 and maturing in 2023 with NWFCS that is still in place.

The amended credit facilities eliminate the 3:1 interest coverage ratio covenant that had previously applied to the loans. Instead, the interest coverage ratio will be calculated quarterly, and the interest margins will be adjusted if the interest coverage ratio is below 3:1. The maximum interest margin is 2.20% for variable-rate segments and prospective fixed-rate segments of one to five years, and 2.25% for prospective fixed-rate segments. The lender may reset the interest margin in October 2023, for the $40.0 million facility, and in October 2023, 2028, and 2033, for the $71.8 million facility.

The amended credit facilities retain the requirements that the Partnership 1) not exceed a maximum debt-to-capitalization ratio of 30%, with total capitalization calculated using fair market (rather than carrying) value of timberland, roads and timber, and 2) not exceed a maximum loan-to-appraised value of collateral of 50%. These facilities are collateralized by a portion of the Partnership’s timberland.

To be eligible for borrowing funds under these facilities, the representations and warranties that the Partnership made in the Credit Agreement must be true in all material respects at the time of such borrowing, and the Partnership must not be in default under the facilities, including failure to comply with the covenants described above. Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the

Credit Agreement, such as failure to pay amounts owed thereunder when due, a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured.
The foregoing description is a summary of the material terms of the Credit Agreement and is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 2.03        CREATION OF A DIRECT FINANCIAL OBLIGATION

The disclosure under Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 7.01        REGULATION FD DISCLOSURE

On October 16, 2018, the Partnership announced the amendment of its credit facilities, which is attached hereto as Exhibit 99.1.

Item 9.01.        FINANCIAL STATEMENTS AND EXHIBITS

The information included in Exhibit 99.1 pursuant to Items 7.01 and 9.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Exhibit No.    Description

99.1        Press release of the registrant dated October 16, 2018.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POPE RESOURCES, A DELAWARE LIMITED
PARTNERSHIP

Date:	October 18, 2018	BY:	/s/ Daemon P. Repp
Daemon P. Repp
Director of Finance, Pope Resources, a Delaware
Limited Partnership, and Pope MGP, Inc., General
Partner

Exhibit 99.1
Press Release of the Registrant dated October 16, 2018